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                                                       EXHIBIT 11

                           BAIRNCO CORPORATION
           CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
         FOR THE QUARTERS ENDED APRIL 1, 2000 AND APRIL 3, 1999
                               (Unaudited)


                                                    2000            1999
BASIC EARNINGS PER COMMON SHARE:

Net income                                    $   2,506,000    $  2,270,000

Average common shares outstanding                 7,761,000       8,165,000

Basic  Earnings  Per  Common  Share           $        0.32    $       0.28


DILUTED EARNINGS PER COMMON SHARE:

Net  income                                   $   2,506,000    $  2,270,000

Average common shares outstanding                 7,761,000       8,165,000
Common shares issuable in respect to options
 issued to employees with a dilutive effect          91,000          22,000
Total  diluted common shares outstanding          7,852,000       8,187,000

Diluted  Earnings  Per  Common  Share         $        0.32    $       0.28